SCI Systems, Inc
    Exhibit 11 - Computation of Primary and Fully Diluted Earnings Per Share (In thousands of dollars except for number of shares and per share amounts)

                                                         Quarter Ended:
                                                 September 28,     September 29,
                                                     1997              1996
                                                 -------------------------------

Primary Earnings Per Share
Net income used in primary computation                $36,383          $25,025
                                                 ===============================

Weighted average number of shares outstanding
 during period                                     59,732,046       59,239,342
Applicable  number of shares for common stock
 equivalents (stock options) outstanding for
 period using Treasury-stock method based on
 average market price for period                    1,626,301        1,067,556
                                                 -------------------------------
Weighted average number of shares used in
 computation                                       61,358,347       60,306,898
                                                 ===============================

Primary  earnings per share                              $.59             $.42
                                                 ===============================

Fully Diluted Earnings Per Share
Net income                                            $36,383          $25,025
Add back after-tax interest expense for
 outstanding convertible subordinated notes             2,239            2,238
                                                 -------------------------------
Adjusted net income used in fully diluted
 computation                                          $38,622          $27,263
                                                 ===============================

Weighted average number of shares outstanding
 during period                                     59,732,046       59,239,342
Applicable number of shares for common stock
 equivalents (stock options) outstanding  for
 period, using Treasury-stock method based on
 the higher of average market price or ending
 market price                                       1,752,240        1,528,164
Number of shares to be issued if outstanding
 convertible subordinated notes were converted     11,794,872       11,794,872
                                                 -------------------------------
Weighted number of shares used in computation      73,279,158       72,562,378
                                                 ===============================

Fully diluted earnings per share                         $.53             $.38
                                                 ===============================